Exhibit 99.4

For Immediate Release

Contact: Andrew M. O'Shea Chief Financial Officer (860) 298-0444	Or: Rick Hilton Adam Friedman Associates (212) 981-2529 ext. 22

Moscow CableCom Corp. Signs Definitive Agreements with Columbus Nova Capital for $51
Million Financing To Expand Cable Network in Moscow to 1 Million Homes Passed

August 30, 2004 - New York, NY - Moscow CableCom Corp. (NASDAQ: MOCC) today announced that the Company has signed definitive agreements with the private global investment group Columbus Nova Capital, pursuant to which Columbus Nova will provide the Company with a $51 million financing package, which is expected to provide the Company with funds that it believes will be sufficient to allow the Company's wholly-owned subsidiary, COMCOR-TV ("CCTV"), a Moscow-based hybrid-coaxial fiber pay-TV and Internet service provider, to expand its network to up to 1,000,000 homes passed within three years from the closing of the proposed transaction. CCTV has a long-term strategic agreement to use the fiber-optic transportation network of Moscow Telecommunications Corp. ("COMCOR"), a significant shareholder of the Company, which is partially owned by the City of Moscow.

The Columbus Nova financing will be divided into an equity component and a debt component.  The equity component will consist of an investment of $22.5 million in a newly created class of preferred stock at $5.00 per share, which would give Columbus Nova an ownership interest of approximately 34% at the closing of the transaction.  The debt component will consist of a $28.5 million term debt financing for a five-year period bearing interest of 12% per annum with interest and principal due at maturity.  This debt financing also includes a $4 million bridge loan, $2 million of which will be drawn immediately with additional $1 million drawdowns on each of October 1, 2004 and November 1, 2004 to allow CCTV to continue with its construction plans for the build-out of its access network and to provide capital for expanded sales and marketing.

The preferred stock to be issued to Columbus Nova will have voting and other rights identical to the Company's Common Stock, with the exception of having a liquidation preference for a period of four years, and it will be convertible into the Common Stock on a share for share basis.  As part of the transaction, Columbus Nova will also receive five-year warrants to acquire an additional 8,283,000 shares of the Series B Preferred Stock for $5.00 per share, bringing its potential ownership to approximately 55% on a fully diluted basis.

The transaction is expected to close by December 2004 following the approval of the transaction by the Company's shareholders.  Pursuant to the agreement with Columbus Nova, shareholders of the Company holding more than 50% of the Company's outstanding Common Stock, including COMCOR, which owns approximately 48% of the Company's outstanding Common Stock, Oliver Grace, the Company's Chairman, President and Chief Executive Officer, and Francis E. Baker, a Director and the Company's Secretary, have granted their irrevocable proxies to vote in favor of the transaction.

In addition, the Company will appoint upon closing a team of experienced professionals selected by Columbus Nova with extensive experience in operating cable systems worldwide to join the senior management team of the Company.  Warren Mobley, who has experience managing cable systems in the U.S., Canada, Germany, Hong Kong and Poland, will be named as the Company's Chief Executive Officer, and Donald Miller-Jones, who has senior financial management experience at several multinational media companies, will join the Company as its Chief Financial Officer.

Upon the closing of the transaction, the Company's Board of Directors will be expanded from the present seven members to eleven members. New Board members to be added include Andrew Intrater and Ivan Isakov, both of Columbus Nova, Warren Mobley and David R. Van Valkenburg. Current Board members Francis E. Baker, Thomas McPartland and Louis A. Lubrano will resign effective as of the closing of the transaction. Additional changes to the composition of the Board have not been announced

In connection with the Company's financing agreement with Columbus Nova, COMCOR and Columbus Nova also entered into a shareholders agreement under which the parties agreed to a) use their best efforts to vote for each other's nominees to the Board of Directors, with Columbus Nova initially naming six nominees and COMCOR naming three nominees to the eleven person Board; b) agree to restrictions on the sale or transfer of their shares of Company stock, and to grant tag along rights in the event of sales of such securities; c) take actions necessary to cause the Company to acquire for debt or equity all the shares of common stock of Institute for Automated Systems ("IAS") that are directly or indirectly held by COMCOR or its affiliates; d) enter into new contracts with certain Company and CCTV executives and create an option pool of up to 5% of the Company's voting securities; and e) prior to the Closing, restructure the existing network access agreement between CCTV and COMCOR

In connection with the financing, the Company expects to record a non-cash charge of an estimated $38 million relating to the beneficial conversion feature of the Series B Preferred Stock and warrants to be issued to Columbus Nova as a result of the purchase price for these Common Stock equivalents being below the current market value of the Common Stock.  In addition, the "in-the-money" value of approximately $3.5 million relating to the stock options to be issued to the new management team is expected to be recognized as an expense over a three-year period to coincide with the vesting provisions of the options.

A summary of the key aspects of the financing package is attached to this press release.

Oliver R. Grace, Chairman and CEO stated, "We are very pleased to have signed documents on this financing that we announced in July.  The immediate infusion of cash into COMCOR-TV will allow us to pursue our business growth plans more aggressively pending the ratification of these agreements by our shareholders."

About Moscow CableCom

Moscow CableCom is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV ("CCTV"), a Moscow-based hybrid-coaxial fiber pay-TV and Internet service provider that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.

About Columbus Nova

Columbus Nova is a private global investment group with offices in New York, San Francisco and Moscow.  Columbus Nova invests in three sectors: private equity, leveraged finance and public securities. For more information, please visit the Columbus Nova website.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network including the consummation of the planned financing from Columbus Nova, and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends.  These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by the Company with the Securities and Exchange Commission, which descriptions are incorporated herein by reference.  Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

SUMMARY OF SIGNIFICANT TERMS OF AGREEMENTS

BY AND AMONG MOSCOW CABLECOM CORP, COLUMBUS NOVA AND MOSCOW
TELECOMMUNICATIONS CORPORATION

DATED AUGUST 26 , 2004

1)      Private placement of 4,500,000 shares of a newly created class of Series B Preferred Stock at $5.00 per share to Columbus Nova. The Series B Preferred Stock will have equal voting rights with the Common Stock, will have a liquidation preference for a period of four years of $5.00 per share over the Common Stock and the Series A Preferred Stock currently outstanding, and each share of Series B Preferred Stock will be convertible into a share of Common Stock.

2)      Columbus Nova will receive 8,283,000 warrants to acquire one share each of Series B Preferred Stock at $5.00 per share during a five-year period, bringing its potential ownership to approximately 55% on a fully diluted basis.

3)      $28.5 million Term Loan facilities divided into an $18.5 million facility and a $10.0 million facility; 5 year term from closing; secured by all the material assets of the Company; interest at 12% per annum to be capitalized quarterly and paid at the maturity of the note (unless the Company chooses to service the facilities on a quarterly basis):

        -         $18.5 million facility to be drawn down at the closing date;
        -         $10.0 million facility to be drawn upon meeting requirements of an independent committee of the Board; and
        -         There will be a 2.5% arrangement fee for the facility, plus a 1.25% commitment fee on undrawn amounts, and an annual agency fee of $150,000.

4)      Bridge Loan - $4.0 million Working Capital Bridge Facility with a maturity of the earlier of June 30, 2005 or the closing of the Class B Preferred Stock purchase and $28.5 million Term Loan facilities.  $2 million of the Bridge Loan will be disbursed immediately and $1 million each will be disbursed on each of October 1, 2004 and November 1, 2004, subject to any termination of the agreement.

5)      Management and Consultants:

        -         Warren Mobley to be appointed Chief Executive Officer effective as of the closing;
        -         Donald Miller-Jones to be appointed Chief Financial Officer effective as of the Closing;
        -         Messrs. Mobley, Miller-Jones, Charles Roberts and Dr. Ali Mohammed Ahmed to be hired as consultants from signing to closing to work on the preparation of the new CCTV business plan;
        -         The Company will enter into consulting agreements for Mr. Roberts and Dr. Ahmed effective as of the closing; and
        -         New management and consultants to receive 5-year stock options with an exercise price of $5.00 per share for 1,161,150 shares of Common Stock, or approximately 5% of the fully diluted shares outstanding at closing.

6)      The Company will reimburse Columbus Nova for its out-of-pocket costs, including legal fees.

The foregoing summary is qualified in its entirety by reference to the actual agreements, including the Subscription Agreement, the Warrant Agreement and the Bridge Loan Facility Agreement which the Company expects to file as part of a Form 8-K filing with the Securities and Exchange Commission.